Exhibit (b)(2)

AMENDMENT NO. 1

to the

BY-LAWS

of

CARLYLE ALPINVEST PRIVATE EQUITY OPPORTUNITIES FUND

This AMENDMENT NO. 1 (the “Amendment”) to the By-Laws of Carlyle AlpInvest Private Equity Opportunities Fund (the “Trust”), dated December 7, 2021 (the “By-Laws”), is made on August 30, 2022, to reflect the new name of the Trust.

All applicable references to “Carlyle AlpInvest Private Equity Opportunities Fund” are hereby replaced with “Carlyle AlpInvest Private Markets Fund.” Capitalized terms not defined herein have the meanings given to such terms in the By-Laws.